                            MEDIA SEARCH LICENSE AGREEMENT


THIS MEDIA SEARCH LICENSE AGREEMENT ("Agreement") is made and entered into effective October 28, 1998 (the "Effective Date"), by and between Entertainment Boulevard, Inc., with its principal place of business at 12910 Culver Blvd, Suite 1, Los Angeles, CA 90066 USA, a California corporation, ("Media Search Partner" or EntertainmentBlvd") and AltaVista Company, a Delaware corporation, with its principal place of business at 529 Bryant Street, Palo Alto, CA 94301 USA ("AltaVista" or "AV").

1. DEFINITIONS. For purposes of this Agreement, "Content" shall refer to the image media files, image media file indices, descriptive data feeds, and other media Content resident on Media Search Partner's Web site domain and/or aggregated by Media Search Partner, and made available to the AltaVista search engine for purposes of generating one or more custom multimedia search index files. For purposes of this Agreement, "AltaVista Platform" refers to a generic set of Web pages that may also function together as a Web site. The AltaVista Platform may contain any or all of the following: an Internet index, a search tool (resident on any of the AltaVista Platforms and/or any OEM version of the AltaVista search service), advertising, or any other feature that might be desirable on a Web site domain. For purposes of this Agreement, "co-branding" refers to one or more web pages containing attribution and brand features of both AltaVista and Media Search Partner.

2. LICENSE. Media Search Partner hereby grants to AltaVista (itself or through its "Affiliates," which means any person or entity directly or indirectly controlling, controlled by or under common control with AltaVista), under all of Media Search Partner's intellectual property rights, a worldwide, non-transferable, non-exclusive license, during the term of this Agreement to access, crawl, reproduce, create derivatives of, index, display, perform and distribute the Content to end users by means of search results on the AltaVista Platform (as more particularly described in Exhibit A to this Agreement). Search results may be in the form of text links, thumbnails, both and/or some derivative form thereof.

3. USE OF TRADEMARKS. Each party grants the other a non-exclusive, non-transferable, royalty-free right to display during the term of this Agreement the trademarks, service marks and logos (collectively, the "Marks") made available by such party, subject to the terms of this Agreement and such party's typical trademark usage standards. In the event either party determines that the other's use of the applicable Marks is inconsistent with the applicable Mark holder's quality standards, then upon written request and within ten (10) days, the applicable party shall conform to the proper use of such Mark(s). If either party fails to conform to the applicable use of the other party's Marks, then the owner of such Marks shall have the right to suspend use of such Mark(s) under the terms of this Agreement. Each party hereby acknowledges and agrees that (i) the respective Marks are owned solely and exclusively by the applicable party, (ii) except as set forth herein, neither party has any rights, title or interest in or to the other party's Marks and (iii) all use of the other party's Marks by shall inure to the benefit of the applicable owner of the Mark(s). Each party agrees not to apply for registration of the other party's Marks (or any mark confusingly similar thereto) anywhere in the world.

     TERM; TERMINATION. This Agreement shall be for an initial period of one
     (1) year from the Effective Date (the "Initial Term"). In the event the parties elect to continue this Agreement for an additional period of time, each subsequent term of this Agreement shall be for a period of three (3) months. This Agreement shall be renewed automatically for additional three (3) months periods unless Media Search Partner provides written notice of termination to AV not less than sixty (60) days before the end of the then current term.

5. TERMINATION FOR CONVENIENCE. AV may terminate this Agreement at any time, with or without cause, upon thirty (30) days prior written notice to Media Search Partner. Upon termination of this Agreement, AV's rights to publish or display the Content shall terminate. However, AV and/or its Affiliates may continue to use previously delivered Content for internal purposes only, including but not limited to archival. AV and Media Search Partner shall work to ensure that end users who may attempt to access previously delivered or produced Content are properly referred to a non-expired Web page on the AV Platforms for a period of thirty (30) days following termination of this Agreement.

6. REPRESENTATIONS AND WARRANTIES. Media Search Partner represents and warrants that: (i) it has obtained all necessary consents and licenses associated with the Content, and has full authority to grant the licenses contained in this Agreement; and (ii) the Content does not, and its placement within the AV Platform in accordance with this Agreement will not: (a) violate any international, federal, state or local law or regulation; (b) infringe any copyright, trademark, trade secret or other intellectual property rights of any third party; (c) in any way misappropriate any party's name or likeness, or violate any party's right of privacy, publicity, or any other right of any third party; (d) contain any material which is unlawful, harmful, abusive, hateful, obscene, threatening, libelous or defamatory; (vi) the Content shall be free of any viruses, Trojan horses, trap doors, back doors, Easter eggs, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, interfere with, intercept, or expropriate any system data or personal information; and (vii) its internal systems and network shall be Year 2000 Compliant and, during the initial and Subsequent Terms, Media Search Partner will use commercially reasonable efforts to correct any errors which have a material adverse effect on its internal systems and/or network.

7. INDEMNITY. Media Search Partner agrees to indemnify, defend and hold harmless AltaVista, its affiliates and each of its respective shareholders, officers, directors, employees and agents, harmless from and against any and all losses, penalties, liabilities, injuries, damages, judgments, attorneys' fees, appellate fees, and any other costs and expenses incurred in connection with any third party claims, causes of action, or claims by any person or entity relating to the Content provided by Media Search Partner to AltaVista and its Affiliates pursuant to this Agreement and/or the use by AltaVista of the Content pursuant to this Agreement, including, but not limited to, any third party claims alleging infringement of any copyright, patent, trademark or other proprietary right, or alleging libel, slander, defamation or invasion of privacy, arising from: (i) the use of the Content, Media Search Partner's Marks, or other materials or information provided by Media Search Partner; and (ii) any bridge Media Search Partner of the term representation and warranties set forth in this Agreement.

8. LIMITATION OF LIABILITY. Each party's liability, and in AltaVista's case the liability of its Affiliates, in connection with this Agreement shall be limited to the aggregate amount of fees paid by Media Search Partner under this Agreement. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, LOST PROFITS, LOST USE OF EQUIPMENT, LOSS OF STORED MEMORY, COST OF SUBSTITUTE EQUIPMENT OR OTHER DOWNTIME COSTS, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTIES, FAILURE OF ESSENTIAL PURPOSE OR OTHERWISE, (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), OR FOR ANY CLAIM AGAINST THE OTHER BY ANY OTHER PARTY ARISING FROM THE RELATIONSHIP CONTEMPLATED BY THIS AGREEMENT.

9. CONFIDENTIALITY. The parties acknowledge that, in the course of their dealings hereunder, each may acquire information about the other, its business activities and operations, its technical information and its trade secrets, all of which are proprietary and confidential (the "Confidential Information"). Each party agrees that the terms of this Agreement shall be deemed the Confidential Information of each party. During the Term of this Agreement (including any Extension Terms) and for a period of two (2) years after the expiration or termination of last Extension Term, each party hereby agrees that: (i) all Confidential Information shall remain the exclusive property of the disclosing party;
     (ii) it shall maintain, and shall use prudent methods to cause its employees, agents and its Affiliates to maintain, the confidentiality and secrecy of the Confidential Information; (iii) it shall use prudent methods to ensure that its employees, agents and its Affiliates do not copy, publish, disclose to others or use (other than pursuant to the terms hereof) the Confidential Information; and (iv) it shall return or destroy all copies of Confidential Information upon request of the other party. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it: (i) is or becomes a part of the public domain through no act or omission on the part of the receiving party; (ii) is disclosed to third parties by the disclosing party without similar restriction on such third parties; (iii) is in the receiving party's possession without the receiving party's actual or constructive knowledge of an obligation of confidentiality with respect thereto, at or prior to the time of disclosure under this Agreement;
     (iv) is disclosed to the receiving party by a third party having no obligation of confidentiality with respect thereto; (v) is independently developed by the receiving party without reference to the disclosing party's Confidential Information; or (vi) is released from confidential treatment by written consent of the disclosing party.

10. PUBLICITY. Each party may issue a press release stating that they have signed this Agreement and may utilize the other party's Marks or stock symbol in such press release. Each party will supply the other with a quote from an employee at the Vice President level or higher, or permit the other party to attribute a quote to such an individual, to be included in the initial press release. The parties agree to cooperate with each other in announcing the Agreement to the media by making spokespeople available, expediting approvals of media documents and coordination thereof. Approval for such releases shall not be unreasonably withheld by either party. Neither party shall issue or permit to be issued, any additional press releases regarding the other party or this agreement without prior coordination with and approval by the other party.

11. CHANGE OF CONTROL. Each party shall provide written notice of any Change of Control (as defined below) of such party to the other party within ten (10) days of such change. Within thirty (30) days of receipt of a notice of Change of Control, the other party may terminate this contract by providing written notice of termination. A "Change of Control" shall be deemed to have occurred if: (i) any person or entity becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities representing fifty percent (50%) or more of the combined voting power of the party's outstanding securities; or (ii) a merger or consolidation of the party with any other entity is approved, unless the voting securities of the party outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the outstanding securities of the surviving entity immediately after such merger or consolidation.

12.  GENERAL PROVISIONS.

     12.1 NOTICES. All notices, requests and other communications hereunder will be in writing and will be delivered in person, or sent by certified mail, return receipt requested, overnight courier service, or by facsimile to the address or facsimile number of the parties set forth below, or to such other addresses or numbers as may be stipulated in writing by the parties pursuant hereto.
          Unless otherwise provided, notice will be effective on the date it is officially recorded as delivered by return receipt or equivalent or by facsimile confirmation date.

          ALTAVISTA
          Attn: Mark Wozniak
          Title: Director of Business Development
          Phone: 650.295.3300
          E Mail: mark.wozniak@av.com

          Address: 1825 S. Grant St. Suite 200
                  San Mateo, CA 94402

          WITH A COPY TO:
          Attn: Stephanie Lucie
          Title: Corporate Counsel
          Phone: 650.617.3443
          Fax: 650.617.3528
          E Mail: stephanie.lucie@av.com
          Address: 529 Bryant St.
                   Palo Alto, CA 94301

          MEDIA SEARCH PARTNER
          Attn: Adam Clampitt
          Title: VP Of Business Development
          Phone: 310.578.5404 x206
          E Mail: adam@entertainmentblvd.com
          Address: 12910 Culver Blvd. Suite 1
                   Los Angeles, CA 90086


     14.3 ENTIRE AGREEMENT. This Agreement, together with any, appendices, amendments, schedules and/or exhibits hereto, sets forth the entire understanding between the parties, and supersedes any and all oral or written agreements or understandings between the parties, as to the subject matter of this Agreement. This Agreement may be modified only in a document signed by both parties. This Agreement shall be binding upon and shall inure to the benefit of the undersigned parties and their respective successors and permitted assigns. In the event of a conflict between any of the terms contained in this Agreement and those contained in any appendices, amendments, schedules and/or exhibits made part of this Agreement, the order of precedence shall be as follows:

      -   The Exhibits

      -   The Amendments

      -   The Appendices

      -   This Agreement

14.4. ASSIGNMENT. Neither party may assign this Agreement, or sublicense, assign or delegate any right or duty hereunder, without the prior written consent of the other, except that AV may assign this Agreement to any of its Affiliates, or, in connection with any merger, sale of assets or other reorganization transaction involving AV, to any other third party. This Agreement shall inure to the benefit of AV's Affiliates.

14.5. SURVIVAL OF CERTAIN PROVISIONS. Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Sections 3, 4, 5, 6, 7, 8, 9 and 10 shall survive termination or expiration of this Agreement.

14.2. FORCE MAJEURE. In no event shall either party be liable to the other for any delay or failure to perform hereunder, which delay or failure to perform is due to causes beyond the control of said party including, but not limited to, government restrictions, exchange or market rulings, labor strike, war, act of civil or military authority, sabotage, epidemic, flood, earthquake, fire, other natural disaster, or any other event, condition or occurrence beyond the reasonable control of such party.

14.3. WAIVER. The failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

14.4. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstances shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement, or the application of such provisions to persons or circumstances as to which it is not held to be invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and be enforced to the fullest extent permitted by law.

14.5. RELATIONSHIP OF THE PARTIES. This Agreement does not and shall not be deemed to constitute a partnership or joint venture between the parties and neither party nor any of their respective directors, officers, employees or agents shall, by virtue of the performance of their obligations under this Agreement, be deemed to be an agent or employee of the other.

14.6. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with the laws of, the State of California without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and do each hereby warrant and represent that their respective signatory whose signature appears below has been and is on the Effective Date of this Agreement duly authorized by all necessary and appropriate corporate action to execute this Agreement.

ALTAVISTA COMPANY

By: /s/ Greg Memo
   ---------------------------------
Name: GREG MEMO
     -------------------------------
Title: GM AV Search
      ------------------------------

ENTERTAINMENT BOULEVARD, INC.

By: /s/ Stephen Brown
   ---------------------------------
Name: STEPHEN BROWN
     -------------------------------
Title: CEO
      ------------------------------

                                  EXHIBIT A

1.   CONTENT TO BE DELIVERED, INDEXED AND DISPLAYED:

     a. EntertainmentBlvd.com will deliver data leads to AltaVista for the Video Content on the following Media Search Partner site: www.entertainmentblvd.com or successors to this site
          ("EntertainmentBlvd Content").

     b. AV will index the EntertainmentBlvd Content and serve thumbnail versions of the EntertainmentBlvd Content as search results on its media search results pages.

     c.   EntertainmentBlvd will create a co-branded viewing page
          ("Co-Branded Viewing Page") that will display a full-sized version of the EntertainmentBlvd Content thumbnails. AV users who click on a EntertainmentBlvd Content thumbnails on AV media results pages will link to this Co-Branded Viewing Page.

2.   PRODUCTION/HOSTING OF THE VIDEO CLIP AND CO-BRANDED VIEWING PAGE:

     a. Media Search Partner will produce and host the Co-Branded Viewing Page where the video clips from the EntertainmentBlvd Content are viewed when AV users click on EntertainmentBlvd's thumbnails on an AV media search results page.

     b. The Co-Branded Viewing Page will adhere to the AV look and feel and AV design specifications. AV will work with EntertainmentBlvd to create the Co-Branded Viewing Page. AV shall have approval rights for the Co-Branded Viewing Page to insure it is consistent with AV's design specifications. AV shall not unreasonably withhold approval of the Co-Branded Viewing Page. The Co-Branded Viewing Page will be located at the following URL: www.entertainmentblvd.altavista.com.

     c. AV will make available to EntertainmentBlvd, a media search box tool on the Co-Branded Viewing Page free of charge, for a period of one (1) year from the Effective Date of this Agreement. Should EntertainmentBlvd elect to incorporate a media search box tool into its site, AV will use reasonable commercial efforts to implement the search box tool before the EntertainmentBlvd Content is integrated and becomes available to the public as part of the AV media search index.

     d. If EntertainmentBlvd elects to incorporate an AV search box, AV will produce and host a co-branded search results page ("Co-Branded Results Page").

3.   SEARCH RESULTS/RELEVANCY:

     a. If a video search is initiated by an end user on the AV media search page, then the media search results page may or may not include combined results from the entire World Wide Web, EntertainmentBlvd and/or other AV partners.

     b. If ANY search query is made when a user selects the EntertainmentBlvd Content under the premier media partner collection, then the results page will serve thumbnails only from the EntertainmentBlvd Content.

     c. If EntertainmentBlvd elects to incorporate an AV search box on its site (as per Section 2(c) above), and a media search (in the AV search box) is initiated by an end user on EntertainmentBlvd's web site, then the results page will only include Content from the EntertainmentBlvd Content.

4.   BRANDING/ATTRIBUTION:

     a. The media search results page containing EntertainmentBlvd Content thumbnails will display copyright information or other related information as designated by EntertainmentBlvd as mouse-over text when users' pointer passes over an EntertainmentBlvd thumbnail or as may be agreed upon by the parties. The implementation of such mouse-over text will be consistent with all other mouse-over functionality on the AV media search results pages.

     b. The Co-Branded Viewing Page will also contain an AV return navigation logo/banner (to be supplied by AV).

5.   RETURN NAVIGATION:

     a. EntertainmentBlvd will provide AV with return navigation back to the AV hosted page, from which the user clicked through to Co-Branded Viewing Page.

     b. AV will provide to EntertainmentBlvd the AV return navigation logo or banner. Should AV change its back navigation logo or banner, EntertainmentBlvd will substitute the new back navigation logo/banner within a commercially reasonable time frame.

6.   PREMIER PARTNER STATUS:

         a. AV shall give EntertainmentBlvd Premier Partner status free of charge for six (6) months.

         b. Premier Partner status is currently in a developmental/experimental phase and may change from time to time. AV will rollout Premier Partner features at its discretion. During the term of the free Premier Partner status, AV may add, delete, modify or enhance features and may add or remove partners to these features at its discretion.

         c. The current proposed implementation includes adding a Premier Partner Area on AltaVista's media search page that will allow users to search for content exclusively within a Premier Partner's site and rotation along with the other Premier Partners in a special Premier Partner section promoting the Partner's site and/or special promotions or events.

7.  PRESS RELEASES:

         a. Either party may issue a press release announcing the relationship, and may identify EntertainmentBlvd as an "AltaVista Media Search Premier Partner." Either party's proposed press release will be submitted to the other party for approval. Neither party will unreasonably withhold approval of such.

         b. Each party's proposed press release shall adhere to the terms and conditions described in Section 10 ("Publicity") of this Agreement.

8.  DATA FEED SPECIFICATIONS/REQUIREMENTS:

         a. Data feed shall be hosted on an FTP server to which AV shall have access. The data feed will consist of a video data feed in XML format.

         b.   Video data feed must contain the following:
                   i)   Text or keywords that sufficiently describe the makeup
                           or content of each media item
                   ii)  Media item URL, source, title, author, copy right and file name
                   iii) Target page URL, title and abstract
                   iv)  If available a thumbnail that visually represents the content of each video
                   v)   Duration, file size, and encoding information - frame
                           depth, rate, height, weight and/or any other relevant data if available.
                   vi)  If available, closed caption, teleprompter files, and run down sheets
                   vii) Start and stop positions if clip is part of a larger
                           file

         c. Thumbnails delivered to AV must be a minimum of 105x105 pixels and a maximum of 1024x1024, (e.g. 256x256) in jpeg format. This does not mean all images must be square. Media Search Partner grants AV the right to create derivative works from the Content delivered to AV for the purpose of reformatting the Content for display as search results within AV generated search results pages. If pre-constructed thumbnails are not available for video Content, AV will automatically select a key frame from the first thirty seconds of the video to act as the thumbnail.

         d. The parties agree the delivery of data feeds will be in a format to be mutually agreed upon.

         e. Media Search Partner will identify to AV what can be used as a caption, which AV will display as mouse-over text (also called "nearby text").

9.  CHANGES TO PARTNER CONTENT:

         a. As EntertainmentBlvd makes updates and additions to its Content, EntertainmentBlvd shall make such updates and additions available to AV. EntertainmentBlvd will make commercially reasonable efforts to notify AV of updates and additions within two (2) business days and AV shall have the option to incorporate such updates and additions to its media index immediately or during its next indexing period.

         b. If there is EntertainmentBlvd Content that is already indexed by AV and EntertainmentBlvd removes or changes the location of the Content, EntertainmentBlvd will make commercially reasonable efforts to notify AV within in two (2) business days that the Content has been removed or changed and AV will make commercially reasonable efforts to remove the Content from its index within two (2) business days.

10. DELIVERY SCHEDULE:

         a. EntertainmentBlvd will deliver sample feeds for each EntertainmentBlvd site by November 7, 1999.

         c. EntertainmentBlvd will produce and deliver to AV for review and approval, the Co-Branded Viewing Page at least two (2) weeks prior to the date EntertainmentBlvd's Content is slated to be incorporated into the production version of the AV media search index and results. The slated date for production will be determined by AV and communicated to the Search Partner as soon as such date is established by AV and incorporated into AV's production schedule.

11. REVENUE MODEL:

         a. Through the term of this Agreement, EntertainmentBlvd will pay AV a percentage of the net e-commerce revenue accrued by EntertainmentBlvd (EntertainmentBlvd's net e-commerce revenue shall be fixed at eight percent (8%) for the purpose of this agreement) equal to the percentage of traffic that AV represents of EntertainmentBlvd's total traffic in a given month. For example, if EntertainmentBlvd's total traffic for Month A is 10 million and AV is responsible for 1 million, then AV would receive ten percent (10%) of EntertainmentBlvd's eight percent (8%) of total e-commerce revenue in Month A. Since EntertainmentBlvd cannot track AV traffic beyond the Viewing Page and therefore cannot accurately measure AV traffic by total page views, traffic will be measured by total unique visits to EntertainmentBvld.

         b. Through the term of this Agreement, AV shall be responsible for the sales, management, administration, ad serving, billing and collection for all advertising and sponsorship on any Co-Branded Pages. AV shall pay EntertainmentBlvd 40% of Net Ad Revenues accrued from all Banner Ads sold for the Co-Branded Viewing Page. "Net Ad Revenues" means gross advertising revenues accrued to AV for Banner Ads and/or other promotions displayed on the Co-Branded Pages less third party commissions, direct ad serving costs, doubtful accounts and concessions (such commissions, costs, doubtful accounts and concessions, in aggregate shall not exceed 41% of gross advertising revenue). Fees are due and payable in full in U.S. dollars within forty-five (45) days after the each fiscal quarter (Q1 ending month is October, Q2 is January, Q3 is April, Q4 is July) in which ad share revenues have been accrued.

12. REVENUE REPORTING:

         a. Media Search Partner will on a weekly basis, provide Revenue reporting of AltaVista generated traffic going to pages hosted by Media Search Partner and shall include in such reports initial page traffic and click through site traffic reports based upon AltaVista generated traffic. Data will be made available through an automated secure FTP transfer. The parties shall mutually agree upon the format of the files. All such information shall be subject to the confidentiality provisions herein.

         b. Each party, using one of the big five accounting firms, will have the right to audit and inspect such files, books and records of account of the other upon reasonable notice during regular business hours, but no more frequently than once each year. In the event a discrepancy is found to exist, the party favored by such discrepancy shall be entitled to payment of such amounts. Payment of the auditor will be the responsibility of the initiating party, unless the auditor finds a discrepancy of greater than five percent (5%), in which case the party responsible for the error shall pay the reasonable costs of the auditor.

13. TRAFFIC REPORTING:

         a. Media Search Partner will on a weekly basis, provide traffic reporting of AltaVista generated traffic going to pages hosted by Media Search Partner and shall include in such reports initial page traffic and click through site traffic reports based upon AltaVista generated traffic. Data will be made available through an automated secure FTP transfer. The parties shall mutually agree upon the format of the files.

         b. All such information shall be subject to the confidentiality provisions herein.

14. PROPOSED PREMIER PARTNERSHIP FLOW:

See Exhibit B. The Content of Exhibit B is designed to graphically represent the current proposed navigational flow from AV search results to the viewing of an image, video clip and/or other Content hosted and/or owned by the Media Content Partner. It is not intended to be binding nor is it intended to supersede any clause or term in this Agreement.

                                   [CHART]